UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 5th Ave, Suite 1300, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 331-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	MCHX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On July 26, 2024 (the “Grant Date”), the Compensation Committee of the Board of Directors of Marchex, Inc. (the “Compensation Committee”), pursuant to its annual review of equity awards for executive officers of the Corporation, approved stock option grants under the Corporation’s 2021 Stock Incentive Plan (the “Plan”) of 250,000 options to Edwin A. Miller, Marchex’s Chief Executive Officer, and 200,000 options to Troy Hartless, Marchex’s Chief Revenue Officer. Such options will vest over four years, with 25% of the total option shares vesting on the first anniversary of the Grant Date and the remainder vesting quarterly thereafter over the next three (3) year period in equal increments of 6.25% of the aggregate amount of such shares. In addition, on the Grant Date, the Compensation Committee approved stock option grants under the Plan of 150,000 options to Mr. Miller, and 100,000 options to Mr. Hartless. Such options will vest in full on the fourth anniversary of the Grant Date. All such options shall have an exercise price being the closing price of the Corporation’s Class B common stock on the Grant Date, shall be an incentive stock option to the extent permitted by the Code and otherwise a nonqualified stock option, and will become vested in full and nonforfeitable upon the occurrence of a “Change in Control” (as such term is defined in the Plan).

On the Grant Date, the Company also updated the following employment terms for Messrs. Miller and Hartless. In the event that such officer is terminated by the Company without “Cause” (as such term is defined in such officer’s offer letter), or by such officer for “Good Reason” (defined as material diminution in duties, reduction in annual salary or target bonus from prior year, or relocation of place of performance of duties by more than 50 miles) following the occurrence of a Change in Control, such officer will receive a lump sum payment equal to twelve months of base salary plus the amount of any earned bonus for the prior calendar year (such bonus amount capped at 100% of such officer’s then annual salary), and twelve months of COBRA benefits. In the event of termination of employment due to death or disability, such officer or his estate will receive eighteen months of COBRA benefits. In the event of a Change in Control, termination by the Company without “Cause” or termination due to death or disability prior to a Change in Control, 100% of any and all unvested time-based and performance options, restricted stock and restricted stock units shall become immediately vested.

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: July 29, 2024	By:	/s/ FRANCIS J. FEENEY
	Name:	Francis J. Feeney
	Title:	Secretary